As filed with the Securities and Exchange Commission on June 26, 2015

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NII Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1671412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Explorer Street, Suite 800, Reston, VA 20190

(Address of Principal Executive Offices Including Zip Code)

NII Holdings, Inc. 2015 Incentive Compensation Plan

(Full title of the plan)

Shana C. Smith, Esq.
Vice President and Secretary
c/o NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190
(703) 390-5100

(Name and Address, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001	5,263,158	$20.68	$108,842,107.44	$12,647.46

(1)	Represents common stock, par value $0.001 per share, of NII Holdings, Inc. (the “Registrant”) issuable pursuant to the NII Holdings, Inc. 2015 Incentive Compensation Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional common stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457 under the Securities Act, and based on the value attributed to the common stock in connection with the Registrant’s emergence from bankruptcy pursuant to its Plan of Reorganization.

EXPLANATORY NOTE

On September 15, 2014, the Registrant and eight of its U.S. and Luxembourg-domiciled subsidiaries filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). In addition, following September 15, 2014, five additional subsidiaries of the Registrant filed voluntary petitions seeking relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

On June 19, 2015, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law and Order Confirming Pursuant to Section 1129(a) and (b) of the Bankruptcy Code the First Amended Joint Plan Of Reorganization (the “Plan of Reorganization”) Proposed by the Debtors and Debtors in Possession and the Official Committee of Unsecured Creditors (the “Confirmation Order”), which approved and confirmed the Plan of Reorganization, as modified by the Confirmation Order.   On June 26, 2015, the Registrant satisfied the conditions of the Confirmation Order and the Plan of Reorganization became effective (the “Emergence Date”).

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Registrant for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the sale of the Registrant’s operations in Mexico that the Registrant completed in April 2015, or the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Registrant’s performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Registrant following the Emergence Date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the Securities and Exchange Commission (the “SEC”) (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 10, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 7, 2015; and

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on January 26, March 6, May 6, May 11, and June 22, 2015.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Authorized Capital

The Registrant has the authority to issue a total of 140,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights

Subject to any voting rights granted to preferred stock that may be outstanding from time to time, each share of the Registrant’s common stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for the Registrant’s stockholders on which the holders of common stock are entitled to vote. Except as otherwise required in the Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”), Fifth Amended and Restated Bylaws (the “Bylaws”) or by applicable law, the holders of common stock shall vote together as one class on all matters submitted to a vote of stockholders generally (or if any holders of shares of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of shares of preferred stock). The Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

Until the 2017 Annual Meeting, the Registrant’s directors are divided into two classes, designated as Class I and Class II. The initial term for the one director in Class I will expire at the annual meeting of stockholders to be held in 2016 and thereafter at each annual meeting of stockholders. The term for all of the other directors, who are in Class II, expires at the annual meeting of stockholders to be held in 2017. All directors will be elected annually commencing at the annual meeting of stockholders to be held in 2017.

Dividend Rights

Subject to the preferences applicable to any preferred stock outstanding at any time, if any, the holders of shares of common stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by the Registrant’s board of directors from time to time out of the assets or funds legally available.

Preferred Stock

As of the date hereof, no shares of the Registrant’s preferred stock are outstanding. The Charter provides that the board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or the Registrant’s winding up in such amounts as are established by the resolutions of the board of directors approving the issuance of such shares.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by the holders and may adversely affect voting and other rights of holders of common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

No Preemptive Rights

No holder of common stock has any preemptive right to subscribe for any shares of the Registrant’s capital stock issued in the future.

Liquidation Rights

If the Registrant is liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in the Registrant’s net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock.

Action by Written Consent

The Charter provides for action by written consent by holders of the common stock by holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Delaware Anti-Takeover Law

The Registrant is not subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).

Transfer Agent and Registrar

The transfer agent for the Registrant’s common stock is Computershare Trust Company, N.A.

Listing of Common Stock

The Registrant has applied to list its common stock on the NASDAQ Global Select Market under the symbol “NIHD.”

Item 5.  Interests of Named Experts and Counsel.

Jones Day, New York, New York, will pass upon the validity of the common stock offered in this offering, when issued pursuant to the terms and conditions of the Plan.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Charter and Bylaws provide for indemnification of officers and directors of the Registrant and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Registrant may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that require it to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Registrant or any of its subsidiaries. The Registrant is obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of NII Holdings, Inc.	*

3.2	Fifth Amended and Restated Bylaws of NII Holdings, Inc.	*

4.1	NII Holdings, Inc. 2015 Incentive Compensation Plan	*

4.2	Form of stock certificate for common stock, $0.001 par value per share	*

5.1	Opinion of Jones Day	*

23.1	Consent of KPMG LLP	*

23.2	Consent of PricewaterhouseCoopers LLP	*

23.3	Consent of Jones Day (included in Exhibit 5.1)	*

Item 9.  Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 26th day of June 2015.

NII HOLDINGS, INC.

By:	/s/ Shana C. Smith
Name: Shana C. Smith
Title: Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated. In addition, each person whose signature appears below constitutes and appoints Steven M. Shindler, Shana C. Smith and Daniel E. Freiman, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Steven M. Shindler	Chief Executive Officer	June 26, 2015
Steven M. Shindler	(Principal Executive Officer)

/s/ Juan R. Figuereo	Chief Financial Officer	June 26, 2015
Juan R. Figuereo	(Principal Financial Officer)

/s/ Timothy M. Mulieri	Vice President and Controller	June 26, 2015
Timothy M. Mulieri	(Principal Accounting Officer)

/s/ Kevin L. Beebe	Director	June 26, 2015
Kevin L. Beebe

/s/ James V. Continenza	Director	June 26, 2015
James V. Continenza

/s/ Howard S. Hoffmann	Director	June 26, 2015
Howard S. Hoffmann

/s/ Ricardo Knoepfelmacher	Director	June 26, 2015
Ricardo Knoepfelmacher

/s/ Christopher T. Rogers	Director	June 26, 2015
Christopher T. Rogers

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of NII Holdings, Inc.	*

3.2	Fifth Amended and Restated Bylaws of NII Holdings, Inc.	*

4.1	NII Holdings, Inc. 2015 Incentive Compensation Plan	*

4.2	Form of stock certificate for common stock, $0.001 par value per share	*

5.1	Opinion of Jones Day	*

23.1	Consent of KPMG LLP	*

23.2	Consent of PricewaterhouseCoopers LLP	*

23.3	Consent of Jones Day (included in Exhibit 5.1)	*